Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Bobbi Chaville
	Senior Vice President,	Senior Director, Investor Relations
	Chief Financial Officer	Phone: (925) 965-4289
	Phone: (925) 965-4315	Email: bobbi.chaville@ros.com

ROSS STORES REPORTS STRONG FIRST QUARTER EARNINGS,
RAISES FISCAL YEAR 2011 GUIDANCE

     Pleasanton, California, May 19, 2011 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the 13 weeks ended April 30, 2011 of $1.48, up from $1.16 for the 13 weeks ended May 1, 2010. These results represent a robust 28% increase on top of an exceptional 61% gain for the same period last year. Net earnings for the 2011 first quarter grew to $173.0 million, up 22% from $142.3 million in the prior year. Sales for the quarter ended April 30, 2011 increased 7% to $2.075 billion, with comparable store sales up 3% on top of an outstanding 10% gain in 2010.

     Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “We are pleased to report that both sales and earnings in the first quarter were better than expected, with solid gains on top of very tough comparisons in the prior year. These results were mainly driven by our ongoing ability to deliver a wide array of compelling name-brand bargains to today’s value-focused customers, while operating our business on leaner in-store inventories.”

     Mr. Balmuth continued, “Operating margin for the quarter grew about 160 basis points to a record 13.7%. The largest driver of this increase was a 130 basis point improvement in gross margin, which benefited mainly from higher merchandise gross margin and lower occupancy and distribution expenses as a percent of sales. Selling, general and administrative costs as a percent of sales declined by about 30 basis points, primarily due to decreases in store operating costs and general and administrative expenses as a percent of sales.”

     Discussing the Company’s financial condition, Mr. Balmuth noted, “Our balance sheet and cash flows remain healthy, and we continue to enhance stockholder returns through our stock repurchase and dividend programs. During the first three months of fiscal 2011, we repurchased 1.6 million shares of common stock for an aggregate purchase price of $112 million. We remain on track to complete by the end of fiscal 2011 approximately $450 million of our current two-year $900 million stock repurchase authorization.”

     Looking ahead, Mr. Balmuth said, “For the second quarter ending July 30, 2011, we are currently forecasting same store sales to increase 2% to 3% and earnings per share of $1.15 to $1.20, up from last year’s $1.07. This represents 7% to 12% projected growth on top of 30% and 52% increases for the second quarters of 2010 and 2009, respectively. In addition, we are raising our earnings per share guidance for the 2011 fiscal year ending January 28, 2012 to $5.16 to $5.31, above our initial guidance of $4.90 to $5.10. This updated range represents projected growth of 11% to 15% over earnings per share of $4.63 in fiscal 2010.”

     The Company will provide additional details about its first quarter results and management’s outlook for the second quarter on a conference call to be held on Thursday, May 19, 2011 at 11:00 a.m. Eastern time. Participants may listen to a real time audio webcast of the conference call by visiting the Investors section of the Company’s website located at www.rossstores.com. A recorded version of the call will also be available at the website address, and via a telephone recording through 8:00 p.m. Eastern time on Thursday, May 26, 2011 at 706-645-9291, ID # 66857586.

     Forward-Looking Statements: This press release and the conference call comments on our corporate website contain forward-looking statements regarding expected sales, earnings levels and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; the impact from the macro-economic environment and financial and credit markets including but not limited to interest rates, recession, inflation, deflation, energy costs, tax rates and policy, unemployment trends, and fluctuating commodity costs; changes in geopolitical conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to attract and retain personnel with the retail talent necessary to execute our strategies; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; and obtaining acceptable new store locations. Other risk factors are detailed in our SEC filings including without limitation, the Form 10-K for fiscal 2010 and Form 8-Ks for fiscal 2011. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

* * * * *

     Ross Stores, Inc., an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price retailer with fiscal 2010 revenues of $7.9 billion. As of April 30, 2011 the Company operated 998 Ross Dress for Less® (“Ross”) stores and 70 dd’s DISCOUNTS® locations, compared to 967 Ross and 54 dd’s DISCOUNTS locations at the end of the same period last year. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices. dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended
	April 30,	May 1,
($000, except stores and per share data, unaudited)	2011	2010
Sales	$2,074,576	$1,934,778

Costs and Expenses
Costs of goods sold	1,481,206	1,406,082
Selling, general and administrative	309,160	294,472
Interest expense, net	2,495	2,388
Total costs and expenses	1,792,861	1,702,942

Earnings before taxes	281,715	231,836
Provision for taxes on earnings	108,742	89,489
Net earnings	$172,973	$142,347

Earnings per share
Basic	$1.51	$1.19
Diluted	$1.48	$1.16

Weighted average shares outstanding (000)
Basic	114,764	119,829
Diluted	116,773	122,332

Dividends
Cash dividends declared per share	$-	$-

Stores open at end of period	1,068	1,021

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

	April 30,	May 1,
($000, unaudited)	2011	2010
Assets

Current Assets
Cash and cash equivalents	$671,005	$823,652
Short-term investments	3,275	1,941
Accounts receivable	61,683	54,268
Merchandise inventory	1,172,716	908,065
Prepaid expenses and other	72,900	67,895
Current deferred income taxes, net	15,662	3,923
Total current assets	1,997,241	1,859,744

Property and equipment, net	1,005,674	933,654
Long-term investments	12,191	15,857
Other long-term assets	86,888	73,352
Total assets	$3,101,994	$2,882,607

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$742,600	$748,779
Accrued expenses and other	265,586	231,927
Accrued payroll and benefits	141,268	148,913
Income taxes payable	89,340	99,932
Total current liabilities	1,238,794	1,229,551

Long-term debt	150,000	150,000
Other long-term liabilities	200,575	185,375
Long-term deferred income taxes, net	106,519	88,328

Commitments and contingencies

Stockholders’ Equity	1,406,106	1,229,353
Total liabilities and stockholders’ equity	$3,101,994	$2,882,607

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	April 30,	May 1,
($000, unaudited)	2011	2010
Cash Flows From Operating Activities
Net earnings	$172,973	$142,347
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	39,934	39,844
Stock-based compensation	9,894	8,910
Deferred income taxes	9,657	(14,772)
Tax benefit from equity issuance	10,021	6,810
Excess tax benefit from stock-based compensation	(9,727)	(6,482)
Change in assets and liabilities:
Merchandise inventory	(85,799)	(35,567)
Other current assets	(25,392)	(19,311)
Accounts payable	1,120	110,149
Other current liabilities	(80,429)	(43,557)
Other long-term, net	(1,201)	810
Net cash provided by operating activities	41,051	189,181
Cash Flows From Investing Activities
Additions to property and equipment	(70,096)	(35,519)
Proceeds from investments	1,814	848
Net cash used in investing activities	(68,282)	(34,671)
Cash Flows From Financing Activities
Excess tax benefit from stock-based compensation	9,727	6,482
Proceeds from issuance of common stock related to stock plans	5,827	15,004
Treasury stock purchased	(12,837)	(6,776)
Repurchase of common stock	(112,500)	(94,298)
Dividends paid	(25,905)	(19,613)
Net cash used in financing activities	(135,688)	(99,201)
Net (decrease) increase in cash and cash equivalents	(162,919)	55,309
Cash and cash equivalents:
Beginning of period	833,924	768,343
End of period	$671,005	$823,652
Supplemental Cash Flow Disclosures
Interest paid	$-	$-
Income taxes paid	$54,705	$47,250
Non-Cash Investing Activities
(Decrease) increase in fair value of investment securities	$(4)	$44